Exhibit 99.1

NEWS RELEASE
SECURITY FEDERAL CORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Aiken, South Carolina (October 31, 2022) - Security Federal Corporation (the “Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and financial results for the three and nine months ended September 30, 2022.
Net income was $3.2 million, or $0.99 per common share, for the quarter ended September 30, 2022 compared to $4.6 million, or $1.43 per common share, for the same quarter last year. Year to date net income was $6.9 million, or $2.13 per common share, for the nine months ended September 30, 2022 compared to $10.7 million, or $3.30 per common share, during the nine months ended September 30, 2021. The decrease in net income was primarily due to the release of $2.3 million in loan loss reserves during the first nine months of 2021 following significantly higher loan loss provisions during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic. Decreases in gain on sale of loans and grant income combined with an increase in non-interest expense also contributed to lower net income during the nine months ended September 30, 2022 when compared to the same period last year.
On May 24, 2022, the Company entered into a Letter Agreement with the U.S. Department of Treasury under the Emergency Capital Investment Program (“ECIP”). Established by the Consolidated Appropriations Act, 2021, the ECIP was created to encourage low- and moderate-income community financial institutions and minority depository institutions to provide loans, grants, and forbearance for small businesses, minority-owned businesses, and consumers, especially low-income and underserved communities, including persistent poverty counties, that may be disproportionately impacted by the economic effect of the COVID-19 pandemic by providing direct and indirect capital investments in low- and moderate-income community financial institutions. Pursuant to the Agreement, the Company agreed to issue and sell 82,949 shares of the Company’s Preferred Stock as Senior Non-Cumulative Perpetual Preferred Stock, Series ECIP (the “Preferred Stock”) for an aggregate purchase price of $82.9 million in cash.

Third Quarter Comparative Financial Highlights
•	Net interest income increased $1.3 million, or 14.9%, to $10.1 million.
•	Total non-interest income decreased $2.3 million, or 50.9%, to $2.2 million.
•	Total non-interest expense increased $229,000, or 2.8%, to $8.3 million.

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2022	9/30/2021
Total interest income	$11,293	$9,668
Total interest expense	1,159	845
Net interest income	10,134	8,823
Reversal of provision for loan losses	-	(665)
Net interest income after reversal of provision for loan losses	10,134	9,488
Non-interest income	2,224	4,530
Non-interest expense	8,278	8,049
Income before income taxes	4,080	5,969
Provision for income taxes	855	1,327
Net income	$3,225	$4,642
Earnings per common share (basic)	$0.99	$1.43

Year to Date (Nine Months) Comparative Financial Highlights
•	Net interest income increased $2.0 million, or 8.1%, to $26.6 million.
•	Non-interest income decreased $2.5 million, or 25.3%, to $7.5 million primarily due to decreases in gain on sale of loans and grant income.
•	Non-interest expense increased $2.2 million or 9.5% to $25.3 million due to increases in almost all line items.

	Nine Months Ended
(Dollars in Thousands, except for Earnings per Share)	9/30/2022	9/30/2021
Total interest income	$29,381	$27,483
Total interest expense	2,798	2,900
Net interest income	26,583	24,583
Reversal of provision for loan losses	-	(2,270)
Net interest income after reversal of provision for loan losses	26,583	26,853
Non-interest income	7,465	9,991
Non-interest expense	25,301	23,105
Income before income taxes	8,747	13,739
Provision for income taxes	1,808	2,993
Net income	$6,939	$10,746
Earnings per common share (basic)	$2.13	$3.30

Credit Quality Highlights

•
The Bank recorded no provision for loan losses during the first nine months of 2022 compared to a negative provision of $2.3 million during the first nine months of 2021.  The negative provision during 2021 resulted from a reduction in qualitative adjustment factors due to the improvement in the economic and business conditions at both the national and regional levels as of September 30, 2021.

•	Non-performing assets improved to $2.8 million at September 30, 2022 and December 31, 2021 compared to $3.1 million at September 30, 2021.
•	Allowance for loan losses as a percentage of gross loans was 2.12% at September 30, 2022 compared to 2.19% at December 31, 2021 and 2.20% at September 30, 2021.

	Quarter Ended		Nine Months Ended
(Dollars in thousands):	9/30/2022	9/30/2021	9/30/2022	9/30/2021
Reversal of provision for loan losses	$ -	$ (665)	$ -	$ (2,270)
Net recoveries	$ (101)	$ (413)	$ (212)	$ (608)

At Period End (dollars in thousands):	9/30/2022	12/31/2021	9/30/2021
Non-performing assets	$ 2,800	$ 2,813	$ 3,063
Non-performing assets to gross loans	0.53%	0.56%	0.60%
Allowance for loan losses	$ 11,299	$ 11,087	$ 11,172
Allowance to gross loans	2.12%	2.19%	2.20%

Balance Sheet Highlights and Capital Management

•	Total assets increased $56.8 million, or 4.4%, during the first nine months of 2022 to $1.4 billion at September 30, 2022.
•	Net loans receivable increased $23.6 million, or 4.7%, during the first nine months of 2022 to $523.1 million.
•	Investment securities increased $23.1 million, or 3.3%, during the first nine months of 2022 to $729.5 million.
•	Total deposits increased $2.9 million or 0.3% during the first nine months of 2022 to $1.1 billion at September 30, 2022.
•
Common equity book value per share was $22.64 at September 30, 2022 compared to $35.51 at December 31, 2021 and $35.87 at September 30, 2021. The decrease is the result of a decrease in accumulated other comprehensive income, net of tax, related to the unrecognized loss in value of investment securities during the nine months ended September 30, 2022.

Dollars in thousands (except per share amounts)	9/30/2022	12/31/2021	9/30/2021
Total assets	$ 1,357,981	$ 1,301,214	$ 1,230,280
Cash and cash equivalents	20,068	27,623	13,555
Total loans receivable, net *	523,094	499,497	500,601
Investment securities	729,519	706,356	650,254
Deposits	1,118,817	1,115,963	1,016,567
Borrowings	73,964	61,940	87,138
Shareholders' equity	156,596	115,523	116,681
Common equity book value per share	$ 22.64	$ 35.51	$ 35.87
Total risk based capital to risk weighted assets (1)	19.11%	18.65%	20.06%
CET1 capital to risk weighted assets (1)	17.86%	17.39%	18.80%
Tier 1 leverage capital ratio (1)	10.32%	9.87%	10.20%
* Includes PPP loans of $55,000 at 9/30/2022, $9.8 million at 12/31/2021 and $32.1 million at 9/30/2021.
(1) - Ratio is calculated using Bank only information and not consolidated information

Security Federal Bank has 18 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open early next year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: potential adverse impacts to economic conditions in our local market area or other aspects of the Company’s business, operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing oil prices and supply chain disruptions any matters related to the COVID-19 pandemic, including the possibility of new COVID-19 variants; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.